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EXHIBIT 2
                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of May 18, 2002, among John C. Lorentzen, an individual resident in Illinois ("Lorentzen"), Phillip A. Staden, an individual resident in Illinois ("Staden") and Broadview Media, Inc., a Minnesota corporation ("Broadview").

                                   THE RECITAL

        Staden owns 38,116 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock") of Broadview. Lorentzen desires to purchase from Staden; and Staden desires to sell to Lorentzen, the Shares, all in accordance with a letter agreement between Lorentzen, Staden and the Phillip A. Staden IRA dated April 11, 2002, and upon the terms and conditions set forth in this Agreement.


                                  THE AGREEMENT

1.       PURCHASE AND SALE OF SHARES

        (a) Subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements hereinafter set forth, at the Closing referred to in Section 1(d), Staden hereby agrees to sell and deliver to Lorentzen the Shares, and Lorentzen agrees to purchase such Shares from Staden.

        (b) At the Closing, Staden shall deliver certificates representing the Shares to be sold to Lorentzen. Staden will, upon request, promptly execute and deliver any additional documents reasonably necessary to complete and evidence the sale, assignment and transfer of the Shares, including, without limitation, duly executed stock powers with appropriate signature guarantees.

        (c) Upon delivery by Staden of such certificates and other documents that may be required by Lorentzen or his counsel, Lorentzen shall pay to Staden by cashiers checks, an amount equal to $1.25 multiplied by the number of Shares, or $47,645.00.

        (d) The closing (the "Closing") of the purchases from Staden provided for herein shall take place at the home of Lorentzen, 1205 S. Main Street, Wheaton, Illinois 60187, at 10:00 A.M., local time, on May 18, 2002 (such date being referred to herein as the "Closing Date").

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2.      REPRESENTATIONS AND WARRANTIES OF STADEN

        Staden hereby represents and warrants to Lorentzen that as of the date hereof:

        (a) Staden is the sole legal and beneficial owner of all Shares to be sold by Staden pursuant to this Agreement, free and clear of all liens, charges, claims, security interests, encumbrances and commitments of any kind; Staden has the requisite authority to sell the Shares designated in Section 1(a) and the delivery of such Shares pursuant to Section 1(a) will transfer valid title thereto, free and clear of all liens, charges, claims, security interests, encumbrances and commitments.

        (b) Staden and Staden's affiliates own no Common Stock other than the Shares.

        (c) The sale pursuant to this Agreement has been made directly to Lorentzen and not with or through a broker or other parties. All negotiations relative to this Agreement have been carried on directly by Staden and his representatives, without the intervention of any person in such a manner as to give rise to any valid claim against Lorentzen for a brokerage commission, finder's fee or like payment.

        (d) Staden is not engaged in, nor is he a party to, any legal action, suit, claim, or other proceeding or investigation, nor, to Staden's knowledge, is any such action, suit, claim or other investigation threatened, and there are no outstanding orders, rulings, decrees, judgments or stipulations by or with any court or administrative agency affecting or threatening the performance by Staden of this Agreement.

        (e) This Agreement has been duly authorized by all necessary legal action of Staden and has been duly executed and delivered and is a valid and legally binding agreement of Staden, enforceable in accordance with its terms. The sale of the Shares to Lorentzen by Staden as contemplated by this Agreement, the execution and delivery of this Agreement and the compliance with the terms hereof by Staden do not and will not conflict with or result in a violation or breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage or other agreement, instrument or understanding to which Staden is a party or by which Staden or any property of Staden is bound, or any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over Staden or any of the properties or businesses of Staden.

        (f) No authorizations, approvals or consents of (i) any federal or governmental department, commission, bureau or agency or other public body or authority; or (ii) any other third party, is or was required for the execution and delivery of this Agreement, the compliance with the terms thereof or the sale of the Shares to Lorentzen by Staden.

        (g) Staden has completed a full and complete business and financial review of Broadview and has examined Broadview's properties and other assets, books, records, filings with governmental agencies and reports and other material sent to Staden by Broadview. Staden has reviewed and had access to all information of whatever kind he


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deems necessary to such investigation and his decision to sell the Shares.
Staden has fully satisfied himself as to all matters relating to his decision to sell the Shares and Broadview's business, properties and other assets, books, records, filings with governmental authorities and reports and other material sent to Staden.

        (h) The Shares to be sold by Staden pursuant to this Agreement are free of any legends that would prevent the sale of such Shares to Lorentzen.


3.      REPRESENTATIONS AND WARRANTIES OF BROADVIEW

        Broadview hereby represents and warrants to Lorentzen that as of the date hereof:

        (a) The purchase of the Shares as contemplated by this Agreement has been authorized and approved by Broadview's board of directors and Broadview has taken no action that is inconsistent with its approval of the purchase of the Shares by Lorentzen pursuant to this Agreement.

        (b) The purchase of the Shares as contemplated by this Agreement is consistent with all corporate policies of Broadview applicable to the purchase of the Shares.

        (c) Broadview is not engaged in nor is it a party to any material legal action, suit, claim, or other proceeding or investigation affecting or threatening the performance of this Agreement, nor, to Broadview's knowledge, is any such action, suit, claim or other investigation threatened, and there are no outstanding orders, rulings, decrees, judgments or stipulations by or with any court or administrative agency affecting or threatening the performance of this Agreement.


4.      COVENANTS OF STADEN

        Staden hereby covenants to Lorentzen and Broadview that from the date hereof:

        (a) Staden shall not, directly or indirectly, institute or participate in any way in any suit or action at law or equity or otherwise against any of the Released Parties (as defined below), nor, directly or indirectly, institute, prosecute or in any way participate or aid in the institution or prosecution of any claim, demand, action or cause of action, including, without limitation, any class action, for damages, costs, loss of service, expenses or compensation, on account of any damage, loss or injury either to person or property, or both, resulting or to result, known or unknown, on account of or by reason of any matter, cause or thing whatsoever from the beginning of time until the date of this Agreement.

        (b) Staden shall not acquire any future debt or equity position of any kind in Broadview or any of its affiliates, whether direct, indirect, or beneficial, including but not limited to any note, stock, treasury stock, security, future, bond, debenture, evidence of


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indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, put, call, straddle, option, or privilege on any security, including any group or index of securities that includes Broadview or any of its affiliates.

        (c) Staden shall not, directly or indirectly, participate in or assist with any current or future investigation, review, inquiry or fact-finding endeavor related to Broadview or any of its affiliates, and shall not, directly or indirectly, distribute, disclose or provide any information to any individual, organization, bureau, agency, organization or other entity regarding Broadview, except as may be required by law upon the advice of, and after consultation with, counsel; PROVIDED, HOWEVER, that if Staden believes that such participation, assistance or disclosure is required by law, Staden shall provide Broadview with notice of this belief at least two (2) business days prior to the date Staden intends to provide such participation, assistance or disclosure and shall permit Broadview to challenge Staden's obligation to provide such participation, assistance or disclosure in any manner permitted under applicable law, at Broadview's own expense.

        (d) The provisions of Section 4(b) shall not prohibit Staden from directly owning up to one percent (1%) of the common stock of a widely held public corporation other than Broadview (a "Public Company") provided that: (i) the common stock of the Public Company is traded on the New York Stock Exchange, the American Stock Exchange, or on the Nasdaq National Market or SmallCap Market; (ii) the Public Company owns less than 5% of the common stock of Broadview; and (iii) Staden is not an officer, director or otherwise an affiliate of the Public Company.

5.      RELEASE OF CLAIMS

        (a) Broadview hereby agrees to, and does hereby release Staden and his immediate family, estate, heirs and assigns, jointly and severally, from all claims, debts, demands, accounts, judgments, rights, causes of action, arbitrations, claims for equitable relief, damages, costs, charges, complaints, obligations, promises, settlement agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys' fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which are related to any matter whatsoever between Broadview and Staden from the beginning of time until the date of this Agreement ("Broadview Claims"), including, but not limited to, any Broadview Claims that Broadview may have against Staden with regard to the Shares.

        (b) Staden hereby agrees to, and does hereby release Lorentzen and his immediate family, estate, heirs and assigns, and Broadview and Broadview's directors, employees, agents, assigns, attorneys, representatives, and any other person acting by, through or in concert with any of these persons or entities (the "Released Parties"), jointly and severally, from all claims, debts, demands, accounts, judgments, rights, causes of action, arbitrations, claims for equitable relief, damages, costs, charges, complaints, obligations, promises, settlement agreements, controversies, suits, expenses, compensation,


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responsibility and liability of every kind and character whatsoever (including attorneys' fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which are related to any matter whatsoever between Staden and the Released Parties from the beginning of time until the date of this Agreement ("Staden Claims"), including, but not limited to, any Staden Claims that Staden may have against the Released Parties with regard to the Shares, and any Staden Claim that Staden may have against the Released Parties with regard to the timeliness and adequacy of any public disclosures made by Broadview, the control of information about Broadview disseminated by Broadview's employees and any matters referenced or alleged in e-mails, correspondence and other communications sent by Staden to any of the Released Parties.


6.      MISCELLANEOUS

        (a) Each party hereto shall pay its own expenses incurred in connection with this Agreement.

        (b) All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement, the transfer of the Shares and Lorentzen's payment therefor.

        (c) Staden will indemnify each of the Released Parties and hold each of the Released Parties harmless with respect to any losses, claims, damages, liabilities or expenses (including attorneys' fees and costs) resulting from or in any way arising out of any violation or breach or alleged or asserted violation or breach of the representations, warranties, covenants or agreements of Staden contained in this Agreement.

        (d) Broadview will indemnify Lorentzen and hold Lorentzen harmless with respect to any losses, claims, damages, liabilities or expenses (including attorneys' fees and costs) resulting from or in any way arising out of any violation or breach or alleged or asserted violation or breach of the representations, warranties, covenants or agreements of Broadview contained in this Agreement.

        (e) This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all parties hereto. However, any party may waive any condition to its obligations hereunder.

        (f) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given upon receipt) by delivery, by hand, by mail (registered or certified mail, postage prepaid, return receipt requested) or by telefax, as follows:


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If to Staden:

         Phillip A. Staden
         Staden and Associates, Inc.
         1 N. 116 Siefert Court
         Winfield, IL 60190
         Telefax #: (509) 472-9661

If to Lorentzen:

         John C. Lorentzen
         35 West Wacker Drive
         Chicago, IL 60601
         Telefax #: (312) 558-5700

Copy to:

         McGuireWoods LLP
         1050 Connecticut Avenue, NW
         Washington, DC 20036
         Telefax #: (202) 828-2984

         Attention: David H. Pankey

If to Broadview:

         Broadview Media, Inc.
         4455 West 77th Street
         Minneapolis, MN 55435
         Telefax #: (952) 835-0971

         Attention: Kenneth Ritterspach

Copy to:

         Fredrikson & Byron, P.A.
         1100 International Centre
         900 Second Avenue South
         Minneapolis, MN 55402
         Telefax: (612) 347-7077

         Attention: David C. Grorud

        (g) This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those


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expressly set forth or referred to herein. This Agreement supersedes any and all prior agreements and understanding between the parties with respect to such subject matter.

        (h) This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

        (i) This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

        (j) Descriptive headings herein are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

                            John C. Lorentzen


                            By:      /s/ John C. Lorentzen
                                     -----------------------------------
                                     John C. Lorentzen


                            Phillip A. Staden


                            By:      /s/ Phillip A. Staden
                                     -----------------------------------
                                     Phillip A. Staden


                            Broadview Media, Inc.


                            By:      /s/ Kenneth Ritterspach
                                     --------------------------
                                     Kenneth Ritterspach
                                     President




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